Exhibit 10.1

AGREEMENT FOR SALE AND PURCHASE

This Agreement for Sale and Purchase (the “Agreement”) is made by and between TOWER PARK MARINA INVESTORS, L. P., a California limited partnership (“Seller”), and KAMPGROUNDS OF AMERICA, INC., a Montana corporation (“Buyer”).

RECITALS

1)	Seller is the Lessee under the Lease and the owner of the Land and Improvements (all capitalized terms used in these recitals are hereinafter defined) located in San Joaquin County, California, a portion of which is leased to and operated by Buyer as a recreational vehicle campground, and the remainder of which is operated by Seller and/or Seller’s tenants as a marina, boat storage facility, and cropland, all of which, collectively is known as Tower Park Marine Resort.

2)	Seller desires to sell to Buyer, and Buyer desires to purchase, the Lease, Land, Improvements and certain other assets comprising the business known as Tower Park Marine Resort, some of which Buyer will lease back to Seller to enable Seller to continue to operate the marina and boat storage operations. The marina and boat storage operations which Seller will continue to operate after the Closing under the Lease Back Agreement will be referred to herein as the “Marina Operations.”

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements stated in this Agreement, Seller and Buyer agree:

1)	Purchase and Sale. Subject to all of the terms and conditions of this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the “Property,” which is defined to mean:

a)	Land located near the City of Lodi, County of San Joaquin, State of California, and more specifically described in Exhibit A attached hereto (the “Land”);

b)	The leasehold in the real property more specifically described in Exhibit B attached hereto (the “Leasehold”) held by Seller pursuant to that certain Lease # PRC 4194.1 dated January 1, 1999, between the State of California as Lessor and Seller as Lessee(the “Lease”);

c)	All of Seller’s right, title and interest in the improvements, including, buildings, parking areas, recreational facilities, landscaping, fixtures, and other improvements (excluding fixtures and other improvements owned by Seller’s tenants or licensees) now situated on the Land or the Leasehold(collectively, the “Improvements”);

d)	All of Seller’s right, title and interest in all tangible personal property, including furniture, machinery, apparatus, equipment, building materials, supplies, signs,

tools, decorations, security systems, appliances, office equipment, inventory, computer hardware and software (to the extent the same is used by Seller solely in connection with its ownership, management or operation of the Improvements, the Leasehold, or the Land), appliances, tools, recreational equipment, carpeting and other floor coverings, window treatments, safes and other tangible personal property owned by Seller and currently used in the operation, repair and maintenance of the Land and the Improvements and situated thereon (collectively, the “Personal Property”), with the exception of certain items which Seller uses in the Marina Operations, and any items that are not essential to the ownership, management, repair, maintenance or operation of the Improvements or the Land or the Leasehold as the same are currently owned, managed, repaired, maintained and operated (the “Excluded Personal Property Items”). The Personal Property to be conveyed is subject to depletions, replacements and additions in the ordinary course of Seller’s business. Prior to the expiration of the Inspection Period (hereinafter defined), Seller and Buyer shall use reasonable efforts to agree upon and prepare an inventory of (i) all items constituting the Personal Property, which then shall be described in Exhibit C-1, which will be attached to this Agreement and, by this reference, made part of it, and (ii) all items constituting the Excluded Personal Property Items which shall be described in Exhibit C-2, which will be attached to this Agreement and, by this reference, made part of it;

e)	All of Seller’s right, title and interest in all easements, rights, privileges, entitlements, hereditaments, and appurtenances belonging to or inuring to the benefit of Seller and pertaining to the Land, if any, including any water or mineral rights owned by or leased to Seller, if any (together with the Land, the Leasehold, and the Improvements, the “Real Property”);

f)	All of Seller’s right, title and interest in and to any street, right of way, alley or road abutting the Land or the Leasehold to the center lines thereof;

g)	All of Seller’s right, title and interest as Lessor in any leases or other occupancy agreements, contracts or reservations for the use or occupancy of the Property, other than the dry and wet slip leases included in the Marina Operations (as depicted on the diagram(s) attached hereto as Exhibit D) which shall be retained by Seller (the “Leases”). The Leases shall include all leases for the restaurant, boat service providers, and tenant farmers. The Leases are listed on Exhibit E, attached hereto;

h)	All of Seller’s right, title and interest in all books, records, and rate lists (whether in electronic format or reduced to paper), any card key deposits, reservation deposits, and any prepaid rent, storage fees and other revenues attributable to the period after the Closing Date (hereinafter defined)but shall not include any of these items to the extent they are part of the Marina Operations.

i)

All of Seller’s right, title and interest in all intangible personal property, in its possession, related to the Land, including, without limitation: all databases and mailing lists for past and present clients and customers for the previous two years; all plans and specifications, site plans, plats, surveys, engineering studies and other architectural and engineering drawings for the Land, if any; warranties and guaranties issued in connection with the Improvements or the Personal Property; all transferable consents, authorizations, bonds, variances or waivers, licenses, permits, utility rights, development rights and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality solely in respect of the Land or the Improvements; all tenant lists, telephone and fax numbers and marketing, advertising and other promotional drawings, brochures, booklets and materials to the extent they relate exclusively to the Property, subject to Buyer’s compliance (at its reasonable cost) with applicable governmental rules and regulations regarding the assignment and transfer of any governmental or quasi-governmental licenses, permits and bonds. All of the items listed above in this subsection (i), collectively, are referred to in this Agreement as the “Intangible Personal Property,” provided that Intangible Personal Property shall not include any items associated with the Marina Operations. Seller shall reasonably cooperate with Buyer in effecting an assignment and transfer of the Intangible Personal Property. Prior to the expiration of the Inspection Period, Seller and Buyer shall use reasonable efforts to agree upon, and prepare a schedule of Intangible Personal Property, which then shall be described in Exhibit F, which will be attached to this Agreement and, by this reference, made part of it;

j)	All of Seller’s right, title and interest in any service contracts and equipment leases relating to the operation, maintenance, ownership or management of the Land, the Leasehold, the Improvements or the Personal Property, other than the Marina Operations (collectively, the “Service Contracts”) (but only to the extent Seller’s obligations thereunder are expressly assumed by Buyer pursuant to the terms of this Agreement); and

k)	All of Seller’s membership and voting interests in the Little Potato Slough Mutual Water Company, a California nonprofit mutual benefit corporation.

2)	Purchase Price. The purchase price (the “Purchase Price”) for the Property is Thirteen Million Five Hundred Thousand Dollars ($13,500,000.00), subject to prorations and adjustments stated below, and it shall be payable as follows:

a)

On November 3, 2006, Buyer delivered to First American Title Insurance Company, 10100 Trinity Parkway, Suite 100, Stockton, California 95219, Attention: Virginia Bressman (the “Escrow Agent”) an earnest money cash deposit in the amount of One Hundred Thousand Dollars ($100,000.00) (the “Initial Deposit”) in accord with that certain Escrow Agreement between Seller and Buyer dated October 27, 2006 (the “Escrow Agreement”). Seller may, from time to time, with Buyer’s written consent , draw upon the Initial Deposit to pay the costs of filing for and obtaining approval from the Securities and Exchange Commission of the form of solicitation and, thereafter, Seller’s limited partners, of the sale of the Property. If the Closing does not occur and the sole cause of the failure to close is Seller’s default under this Agreement, and if Buyer is otherwise entitled to receive the Initial Deposit, Seller shall promptly repay any amounts it has withdrawn from escrow and the full amount of the Initial Deposit will be refunded to Buyer. If the Closing does not occur and the cause of the failure to close is Buyer’s, including Buyer’s election during the Inspection Period not to proceed with the Closing for any reason, then if Buyer is otherwise entitled to a return of the Initial Deposit, the Initial Deposit, less amounts Buyer has withdrawn, shall be the amount returned to Buyer.

b)	If Buyer does not terminate this Agreement on or before the expiration of the Inspection Period, then no later than two (2) business days after the expiration of the Inspection Period, Buyer shall make an additional deposit of One Hundred Thousand Dollars ($100,000.00) (the “Additional Deposit”) in cash (collectively, the Initial Deposit and the Additional Deposit shall be referred to hereinafter as the “Deposit”).

c)	The Deposit, as installments of same are paid, will be placed and held in escrow by the Escrow Agent in money market mutual funds customarily used by the Escrow Agent for such purposes. Any interest earned by the Deposit shall be considered as part of the Deposit. Except as otherwise provided in this Agreement, the Deposit will be applied to the Purchase Price at the Closing. All interest earned on the Deposit while in escrow shall be reported to the Internal Revenue Service using Buyer’s employer identification number; Buyer shall submit an executed Form W-9 to Escrow Agent with the Initial Deposit.

d)	At the Closing, Buyer shall pay Seller Thirteen Million Five Hundred Thousand Dollars ($13,500,000.00), inclusive of the Deposit in its entirety (including sums withdrawn by Seller under a) above) and subject to adjustment for the prorations as provided herein, to a bank account designated by Seller via wire transfer in immediately available funds. Such payment shall be made by Buyer depositing the appropriate amount with the Escrow Agent on or before the Closing Date, and the Escrow Agent paying the applicable amount to Seller on the Date of Closing to a bank account designated by Seller via wire transfer in immediately available funds.

e)	Prior to the end of the Inspection Period, Seller and Buyer shall agree regarding the allocation of the Purchase Price among the Land, Personal Property, the Leasehold, and other property.

3)

Survey. Within five (5) days after the Effective Date (as hereinafter defined), Seller shall furnish Buyer with all boundary, topographic, as-built, or other surveys of the Land in Seller’s possession and a copy of Seller’s existing title policy with respect to the Land. Within forty-five (45) days after the Effective Date, Buyer shall obtain and deliver to Seller a commitment for title insurance on the Land, the Leasehold, and the Improvements issued by Buyer’s title company (“Title Commitment”) and, if desired by Buyer, a survey prepared for Buyer at its expense in accordance with the “Minimum Standard Detail Requirements for Land Title Surveys” jointly established and adopted by ALTA and NSPS (the “Survey”). No later than fifteen (15) days after the later to be received of the Title Commitment and the Survey (or if such fifteenth day is not a business day, no later than the next business day following such fifteenth day), Buyer shall provide written notice to Seller of any matters shown by the Title Commitment or the Survey which are not satisfactory to Buyer, which notice (“Title/Survey Notice”) must specify the reason such matter(s) are not satisfactory. The parties then shall have until ten (10) days following Seller’s receipt of the

Title/Survey Notice (the “Title Determination Date”) to make such arrangements or take such steps as they shall mutually agree to satisfy Buyer’s objection(s); provided, however, that Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to cure or agree to cure any title or survey objections, and Seller shall not be deemed to have any obligation to cure unless Seller expressly undertakes such an obligation by a written notice to or written agreement with Buyer given or entered into on or prior to the Title Determination Date and which recites that it is in response to a Title/Survey Notice. In addition, to the extent that a matter shown by the Title Commitment or Survey is in the form of a lien to secure a borrowing of monies by Seller, or is any other voluntary monetary lien permitted by Seller as evidenced by Seller’s execution of such lien instrument, or is a mechanic’s lien for labor or materials provided to the Land, or is a judgment lien against Seller (each, a “Required Item”), then notwithstanding anything to the contrary set forth in this Agreement, Seller shall be obligated to cure such matter on or before the Date of Closing (provided Seller may use the proceeds of the Purchase Price payable to Seller at Closing to effect a cure thereof). Buyer’s sole right with respect to any Title Commitment or Survey matter to which it objects in a Title/Survey Notice, as applicable, given in a timely manner shall be to elect on or before 6:00 p.m. PST on the second business day following the Title Determination Date to terminate this Agreement. All matters shown in the Title Commitment (except Required Items) and/or Survey with respect to which Buyer fails to give a Title/Survey Notice, as applicable, on or before the last date for so doing, or with respect to which a timely Title/Survey Notice, as applicable, is given but Seller fails to undertake an express obligation to cure as provided above, shall be deemed to be approved by Buyer as “Permitted Encumbrances”, subject, however, to Buyer’s termination right provided in Section 11(c) hereof. Any matters affecting title to the Property first arising after the date of the Title/Survey Notice shall be Permitted Encumbrances unless Buyer objects to the same by written notice given to Seller within five(5) business days after Buyer receives information concerning the same which is reasonably sufficient to permit Buyer to evaluate the nature and substance thereof.

4)

Expenses, Proration, and Conveyance. Seller shall pay all real estate conveyance and transfer taxes related to the conveyance of the Land. Buyer shall pay the costs of the Survey, Buyer’s owner’s title insurance policy, the recording of the Grant Deed (hereinafter defined) and all personal property sales taxes, if any, related to the conveyance of the Personal Property. Real property taxes, utilities, rent, state sales taxes, insurance, wages and salaries, and all other operating expenses and income, shall be prorated as of 12:00 midnight of the day prior to the Closing Date. Income, expenses and other items discussed in this Section 4 shall not be prorated to the extent they are part of Marina Operations. No later than Closing, Seller shall pay all leasing commissions due or payable to any party relative to any lease at the Property, whether or not the due date for such payment is subsequent to Closing. Special taxes or special assessments to be prorated shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in which the Closing occurs. Any prorations, credits, or adjustments that cannot be accurately determined at closing shall be reasonably estimated. All prorations shall be made on a 365 calendar year basis, using actual number of days in the month. Within ninety (90) days after Closing, the parties shall reconcile any of the prorated or adjusted figures that were estimated or miscalculated at closing, and make appropriate disbursements to each other. Each party shall pay its own attorneys’ fees and shall pay one-half of any escrow fees. All other costs or charges of closing this transaction not specifically mentioned in this Agreement shall be paid and adjusted in accordance with local custom in San Joaquin County, California. None of the insurance policies relating to the Property will be assigned to Buyer, and Buyer shall be responsible for arranging for its own insurance as of noon PST on the Closing Date. Except as expressly provided herein, the purpose and intent of the provisions of this Agreement relating to prorations, adjustments and apportionments is that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom accruing through midnight at the end of the day preceding the Closing and Buyer shall bear all such expenses and receive all such income thereafter. This Section 4 shall survive Closing and delivery of the Grant Deed.

5)	Effects of Default. If Buyer fails to perform any of the covenants of this Agreement, as Seller’s sole remedy, the Deposit shall be retained by and for the account of Seller, as consideration for the execution of this Agreement, as agreed and liquidated damages, and in full settlement of any claims for damages; and Seller and Buyer shall be relieved of all further obligations and liability under the terms of this Agreement. Seller and Buyer agree that the Deposit is a fair and reasonable amount to be retained by Seller as agreed and liquidated damages in light of Seller’s removal of the Property from the market and the costs incurred by Seller and shall not constitute a penalty or forfeiture. If Seller fails to perform any of the material covenants of this Agreement or any material representation or warranty set forth in Section 12 is determined to be untrue as of the date of this Agreement, and the breach is not cured to Buyer’s satisfaction, as Buyer’s sole remedy, Buyer may elect to either have the Deposit returned promptly to Buyer on demand or Buyer may elect to exercise its right to specific performance.

6)	Handling of Escrow.

a)	The Escrow Agent is authorized and, by accepting the Initial Deposit, agrees to hold the Deposit (as installments thereof are paid) in escrow and to disburse the Deposit according to the terms and conditions of this Agreement and the Escrow Agreement. In the event there is doubt regarding the Escrow Agent’s duties or liabilities under the terms of this Agreement, the Escrow Agreement, or both, the Escrow Agent may, in its sole discretion, continue to hold the Deposit until Seller and Buyer agree to its disbursement, or until a judgment of a court of competent jurisdiction shall determine the rights of Seller and Buyer; or the Escrow Agent may deposit all of the monies then held pursuant to this Agreement and paragraph 6 of the Escrow Agreement with the Superior Court of San Joaquin County, California.

b)

In the event of any suit between Seller and Buyer in which the Escrow Agent is made a party as a result of its role, or in the event of any suit in which the Escrow Agent interpleads the subject matter of this escrow, the Escrow Agent shall be entitled to recover a reasonable attorney’s fee and costs incurred. Such fees and costs shall be charged and assessed as court costs in favor of the prevailing party. Seller and Buyer agree that the Escrow Agent shall not be liable to any party or person for mistaken delivery to Seller or Buyer of monies subject to this escrow, unless the mistaken delivery is the result of the Escrow Agent’s willful breach of this Agreement or gross negligence. The Escrow Agent shall not be liable for the failure of any financial institution with which the Deposit is placed.

c)	Upon execution of this Agreement, the parties shall deliver an executed original counterpart of this Agreement to the Escrow Agent to serve as the instructions to the Escrow Agent as the escrow holder for consummation of the transaction contemplated herein. Seller and Buyer agree to execute such additional and supplementary escrow instructions as may be appropriate to enable the Escrow Agent to comply with the terms of this Agreement and the Escrow Agreement, provided, however that in the event of any conflict between the provisions of this Agreement, the Escrow Agreement, and any supplementary escrow instructions, the terms of this Agreement shall prevail.

7)	Payment of Commission. Buyer and Seller each represents to the other that it has not dealt with any broker or agent in connection with this transaction. In the event of any claim for a broker’s or finder’s fee or commission in connection with this transaction, Seller and Buyer shall each indemnify and hold each other harmless from the fee or commission, if the fee or commission shall result from any agreement or representation made by the indemnifying party. This indemnity shall cover the costs and expenses of the indemnitee (including, without limitation, reasonable attorneys’ fees and costs incurred at pre-trial, trial, and appellate proceedings) related to any actions, suits, or judgments incident to any of the matters covered by this indemnity.

8)	Parties. The rights and obligations created by this Agreement shall be binding upon and inure to the benefit of Seller, Buyer, and their respective heirs, personal representatives, successors, administrators, and assigns.

9)	Effective Date and Time. The date the last of Seller or Buyer signs this Agreement shall be the “Effective Date.” To the extent the last day of any time period stipulated in this Agreement falls on a Saturday, Sunday, or legal holiday (state or federal), the period shall run until the end of the next succeeding day that is neither a Saturday, Sunday, or legal holiday. Any time period of five (5) days or less specified in this Agreement shall not include Saturdays, Sundays, or legal holidays. The term “business days” shall mean those days other than Saturdays, Sundays, and legal holidays.

10)	Notices. Notices required by this Agreement shall be written and shall be deemed effective when (i) delivered by hand, (ii) placed in the United States mail, certified or registered, return receipt requested, postage prepaid, (iii) sent by telecopy or facsimile (with answer back confirmation), or (iv) delivered to a reputable courier providing overnight service (e.g., Federal Express) and addressed to Seller or Buyer at the following addresses:

a)	Seller:

Tower Park Marina Investors, L.P.

Attention: Jeffery K. Ellis

16633 Ventura Boulevard, Suite 600

Encino, California 91436

Facsimile: (818) 907-1104

with a copy to:

Thomas Ready, Esq., at the same address

b)	Buyer:

Kampgrounds of America, Inc.

Attention: Pat Hittmeier

P.O. Box 30558

Billings, Montana 59114-0558

Facsimile: (406) 254-7455

with a copy to:

Haydel & Ornellas, Professional Law Corporation

Attention: Mark F. Ornellas

3350 Deer Park Drive, Suite A

Stockton, California 95219-2362

Facsimile: (209) 956-8175

c)	Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given and received, whether or not actually received, on (i) the date of receipt if delivered personally, (ii) two (2) calendar days after the date of posting if transmitted by registered or certified mail, return receipt requested, (iii) the date of transmission with confirmed answer back if transmitted by facsimile, or (iv) the next business day following deposit with a reputable overnight courier service, whichever shall first occur. Each of Mark F. Ornellas, Esq. of Haydel & Ornellas, Professional Law Corporation, and Tom Ready of Westrec Marina Management, Inc., is hereby authorized to give and receive notices on behalf of his respective client.

11)	Buyer’s Inspection.

a)	For a period extending sixty (60) days from the Effective Date (the “Inspection Period”) and thereafter until Closing, Buyer shall have the right to inspect the Property and all of Seller’s books, accounts, and records regarding the Property and the businesses undertaken on it, to the extent they are in Seller’s possession In the event Seller or Seller’s agents have possession of any books, accounts, or records that are not located at the Property, Seller shall cause the books, accounts, or records to be moved to the Property or Seller’s offices in Encino, California within five (5) days after the Effective Date. Buyer may make and retain photocopies of all applicable books, accounts, and records. These books, accounts, and records, without limitation, shall include:

i)	Letters, ordinances, resolutions, or other written materials disclosing the current zoning and land use classification of the Property and the use of it for purposes of (A) recreational vehicle resort park and campground, (B) a marina and boat storage operation comprised of approximately 365 berths and 170 dry storage spaces, and (C) approximately 90 acres of cropland.

ii)	Letters or written material concerning the availability and capacity of utilities which serve or may serve the Property.

iii)	Reports or other written statements obtained by or available to Seller concerning the Property’s soil conditions, as determined by engineering tests, or otherwise.

iv)	Surveys of the Property, including boundary, location, as-built, and other engineering reports.

v)	Marketing studies and reports relative to the Property.

vi)	Certificates of occupancy, building permits, operating permits, approvals, and authorizations issued or granted by any governmental authority relative to the development and operation of the Property and the construction and use of improvements on the Property.

vii)	Financial records of the Property, including, but not limited to, income and expense statements and federal and state income tax returns for the three (3) years immediately prior to the Effective Date.

viii)	Current service, employment, and other contracts and equipment leases relative to the Property or any part thereof.

ix)	Tax statements for the last three (3) years pertaining to the Property, whether real, personal, or intangible.

x)	Environmental and hazardous waste audits, certificates, inspections, or reports regarding the Property, including notices of violations or non-compliance at the Property with any Environmental Laws (hereinafter defined), regulations, or ordinances and underground storage tank reports required by law.

xi)	Facility and building plans pertaining to the improvements, including, but not limited to, engineering plans; subdivision plans; site plans; architectural plans, specifications, and drawings; electrical plans; landscaping plans; irrigation plans; and signage plans.

xii)	Effective guarantees and warranties made by any person that benefit Seller with respect to the Property, the Improvements, or any component of either the Property or the Improvements.

xiii)	Leases and supporting records regarding any tenant currently leasing any space or area at the Property, together with a current and accurate accounting of the rent.

xiv)	Records of lease payment activity at the Property for a three (3)year period prior to the Effective Date.

xv)	Existing insurance policies related to the Property and a record of the casualty or liability loss history of the Property for the last three (3) years.

xvi)	Schedules of all repairs, replacements, or both, made to the Property within a period twelve (12) months prior to the Effective Date.

xvii)	Other reports, studies, site plans, analyses relative to the Property.

xviii)	Copies of periodic written statements to the California Departments of Health Services and Water Resources, records of all water purity tests conducted on the water system, and copies of all reports of water tests submitted to the California Departments of Health Services and Water Resources; copies of all correspondence and reports filed with or received from the Delta Protection Commission.

xix)	All other current business records pertaining to the business operated at the Property.

b)	Buyer’s inspection of the Property shall include, without limitation, all soils, structural, survey, water quality, environmental (including, without limitation, lead paint, asbestos, vapor and tank and line tightness tests), engineering tests, investigations and inspections Buyer deems necessary or appropriate. If Buyer desires to conduct any physically intrusive diligence, such as sampling of soils, other media, building materials, or the like, Buyer will identify in writing exactly what procedures Buyer desires to perform and request Seller’s express written consent which consent may be withheld in Seller’s sole and absolute discretion; provided, however, that the foregoing restriction shall not apply to a customary Phase I environmental report. Buyer and its agents and employees shall, in performing any inspections or other due diligence, comply with the agreed upon procedures and with any and all laws, ordinances, rules and regulations applicable to the Property and will not engage in any activities which would violate any permit, license or environmental law or regulation. Buyer, its agents and employees will: (i) maintain comprehensive general liability (occurrence) insurance satisfactory to Seller covering any accident arising in connection with the presence of Buyer or the other Buyer parties on the Property, and deliver a certificate of insurance which names the Seller as an additional insured thereunder verifying such coverage to Seller prior to entry upon the Property, (b) promptly pay when due the costs of all entry and inspections and examinations done with regard to the Property; and (c) restore the Property to the condition in which the same were found before any such entry upon the Property and inspection or examination was undertaken. Buyer agrees to indemnify and hold Seller harmless against and from any claims or obligations of any kind that may be incurred as a result of Buyer’s entry upon and inspection of the Property prior to Closing that are not due to Seller’s gross negligence or willful misconduct. Should any liens attach to the Property as a result of Buyer’s work performed to inspect the Property, Buyer shall obtain the release of the lien within thirty (30) days of receiving notice of it.

c)	In the event Buyer determines, for any reason, that the Property is not suitable for its intended use, Buyer may terminate this Agreement by delivering written notice of termination to Seller on or before 5:00 p.m. PST on the last day of the Inspection Period. If the Buyer so terminates this Agreement, this Agreement shall automatically be terminated, the Initial Deposit (less any sums properly withdrawn by Seller with Buyer’s consent under 2) a) above) shall be returned to Buyer, without any requirement of consent by Seller and notwithstanding any contrary instructions from Seller, and Seller and Buyer shall have no further obligations under the terms of this Agreement.

d)	All information furnished by Seller to Buyer, or by Buyer to Seller, in the course of Buyer’s inspection shall be treated as confidential information, and, if this Agreement is terminated for any reason, all such information, along with all copies of it, shall be returned to the party that furnished it to the other.

e)	Buyer shall assume at the Closing the service, maintenance, supply or other contracts relating to the operation of the Property identified by Buyer in writing to Seller, prior to the expiration of the Inspection Period (or, if later, within five (5) business days after a copy of the same is provided to Buyer), as contracts which Buyer has elected to assume at Closing (those contracts to be assumed by Buyer at Closing as herein provided, collectively, the “Assumed Contracts”). The list of Assumed Contracts shall be described in Exhibit G, which Exhibit G shall be attached to and, by this reference, made part of this Agreement.

12)	Seller’s Disclosures, Warranties and Representations. Except as specifically stated in this Agreement and in the exhibits to it, Seller makes no representations or warranties to Buyer concerning the condition, status, potential use, fitness for use, or other matter concerning the Property, and Seller’s sale of the Property is made to Buyer on an AS IS WHERE IS basis. All implied warranties, including any implied warranty for fitness for a particular purpose, are specifically disclaimed. Subject to the exceptions set forth in Exhibit H hereto, Seller, to the best of Seller’s actual knowledge, without duty of inquiry whatsoever, hereby represents, warrants, and covenants with Buyer that:

a)	Subject to matters disclosed in the Title Commitment and the Survey, Seller has good, clear, marketable title of record and fee simple title to the Land free and clear of all liens, encumbrances, claims, and other exceptions to title.

b)	Seller is the Lessee under the Lease, and the Lease is a valid and binding agreement, enforceable in accordance with its terms. Subject to the rights of the State of California to approve Buyer’s assumption of the Lease and the rights of Seller’s limited partners to approve sale of the Property, Seller has the right to assign the Lease to Buyer. Seller has fully performed all of its obligations under the Lease, and neither Seller, as Lessee, nor the State of California, as Lessor, is in default under the Lease, and there is no event of default by Seller or the State of California under the Lease. Subject to matters disclosed in the Title Commitment and the Survey, Seller has good and indefeasible title to the leasehold estate created under the Lease, free and clear of all liens, defects, encumbrances, conditions, exceptions, restrictions, or other matters affecting title.

c)	Subject to the right of Seller’s limited partners to approve sale of the Property and the right of the State Lands Commission to approve assignment of the Lease, Seller has the full right, title, and authority to execute this Agreement and to deliver any and all documents required to consummate the sale of the Property to Buyer.

d)	There are no condemnation or eminent domain proceedings pending or contemplated against the Property, or any part of it; and Seller has not received notice of the desire of any public authority or other entity to take or use the Property or any part of it.

e)	There are no pending suits or proceedings against or affecting Seller or any part of the Property that (i) do or could affect title to the Property or any part of it or (ii) do or could prohibit or make unlawful the consummation of the sale of the Property, or (iii) render Seller unable to consummate the transaction.

f)	Water and sewer are available, usable, and sufficient to service the Property for its current and contemplated use as an recreational vehicle resort park and campground, marina, boat storage, and cropland operation through the use of facilities provided by municipal or private firms, or through facilities constructed and owned by Seller, and the hydraulic capacity of the existing water and wastewater lines is sufficient to service the Property adequately, and Seller has taken all steps necessary to cure the deficiencies identified in that certain Notice of Violation (WDR Order #94-078) issued by the Regional Water Quality Control Board (“RWQCB”) on February 9, 2006, and has obtained the removal of said Notice of Violation other than the violation relating to 100 year flood event as more particularly described in Exhibit H.

g)	Access to the Property is available through an adjacent dedicated public roadway.

h)	The Property is zoned and classified for the land use presently located and operated on the Property.

i)	Other than Hazardous Substances used in the normal course of Seller’s business, Seller has not used the Property, or any part of it, to treat, generate, deposit, store, dispose of, or place any Hazardous Substances (hereinafter defined); nor has Seller authorized any other person or entity to treat, generate, deposit, store, dispose of, or place any Hazardous Substance on the Property, or any part of it; and, to Seller’s actual knowledge, no other person or entity has treated, generated, deposited, stored, disposed of, or placed any Hazardous Substance on the Property, or any part of it.

j)	The Property is compliant in all material respects with all construction and development approvals, permits and requirements; applicable building, health, safety, and fire codes; environmental, zoning and land use laws, and other local, state, and federal laws and regulations, including, but not limited to, the Americans with Disabilities Act. Seller has not received written notice from any governmental authority having jurisdiction over the Property stating that the Property is in violation of any zoning, building, fire, health or other applicable code or ordinance which remains uncured.

k)	Seller has not received written notice from any governmental authority having jurisdiction over the Property stating that the Property is in violation of any Environmental Law which remains uncured. As used herein, “Environmental Law” means, collectively, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”) (42 U.S.C. § 9601 et seq.); the Resource Conservation and Recovery Act (“RCRA”) (42 U.S.C. § § 6901 et seq.); the Toxic Substances Control Act, as amended (“TSCA”) (15 U.S.C. § 2601 et seq.); the Clean Water Act (33 U.S.C. §1251 et seq.); the Carpenter-Presley-Tanner Hazardous Substance Account Act (Health and Safety Code §§ 25300-25395.15); the Hazardous Waste Control Law (Health and Safety Code §§ 25100-25250.25); the Johnston-Baker-Andal-Boatwright Delta Protection Act of 1992 (Public Resources Code §§ 29700 et seq.); the California Porter-Cologne Water Quality Control Act, (Water Code §13000 et seq.); the California Safe Drinking Water and Toxic Enforcement Act (Health & Safety Code §25249.5 et seq.); the California Hazardous Waste Management Act (Health & Safety Code §25170.1 et seq.); and any other federal, state or local laws, ordinances, statutes, codes, rules, regulations, orders or decrees now or hereinafter in effect relating to (A) pollution, (B) the protection or regulation of human health, natural resources or the environment, (C) the treatment, storage or disposal of Hazardous Substances, or (D) the emission, discharge, release or threatened release of Hazardous Substances into the environment. As used herein, “Hazardous Substances” means, collectively, any chemical, waste, or other material that is or contains (1) any “hazardous substance” as now or hereafter defined in § 101(14) of CERCLA or any regulations promulgated under CERCLA; (2) any “hazardous” or “toxic” waste as now or hereafter defined in RCRA or any regulations promulgated under RCRA; (3) any substance now or hereafter regulated by TSCA or any regulations, rule, order or requirement promulgated under TSCA; (4) petroleum, petroleum by products, gasoline, diesel fuel, or other petroleum hydrocarbons; (5) asbestos and asbestos-containing material in any form, whether friable or non-friable; (6) polychlorinated byphenyls; (7) lead and lead-containing products; or (8) radon gas.

l)	Seller has not entered into any agreements with any local, state, or federal governmental entity relating to any legal or regulatory requirements that it has not disclosed to Buyer. Seller agrees that Buyer may, with Seller’s specific consent in each instance, contact governmental authorities having jurisdiction over these matters for the purpose of determining compliance. Seller will fully cooperate with Buyer regarding any such inquiry.

m)	Seller has not made any outstanding contracts for any improvements to the Property that have not been fully paid for, and Seller agrees to discharge all construction and materialmen’s liens arising from any labor or materials furnished to the Property prior to Closing.

n)	There are no service contracts or use agreements regarding the Property other than those provided or that will be provided to Buyer pursuant to Section 11.

o)	Seller has fully disclosed to Buyer all matters that, in the reasonable judgment of Seller, may materially and adversely affect the Property for its present use. The Property has no significant structural defects, either latent or patent.

p)	Between the Effective Date and the Closing, Seller shall not file any application for, or otherwise consent to or join in, any change of the present zoning or land use classification of the Land.

q)	Neither Seller nor any tenant at the Property is in violation of its lease or any law, regulation, or ordinance governing the Property.

r)	Seller has operated the Land as a year-round recreational vehicle resort park, campground, marina, and boat storage facility since February 1, 1988 and has leased the cropland for farming since February 1, 1988.

s)	Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of California, has duly authorized the execution and performance of this Agreement by Seller, and such execution and performance will not violate any material term of Seller’s organizational documents or any other agreement to which Seller is a party or by which it is bound or of applicable law. The approval of Seller’s limited partners is required to sell the Property. The approval of the California State Lands Commission is required to assign the Leasehold. Subject to the preceding two sentences, no order, permission, consent, approval, license, authorization, registration, or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement by Seller.

t)	Seller has not, and as of the Closing Seller shall not have, (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by any of its creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, which remains pending as of such time, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, which remains pending as of such time, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

u)	Except to the extent disclosed to Buyer in writing or in the materials made available to Buyer for its review prior to the date hereof, Seller has not received written notice of any proposed special assessments or increased taxes or assessments which would affect the Land, the Leasehold, or the Improvements.

v)	Seller is exempt from withholding under California Revenue and Taxation Code section 18662 and will execute a Franchise Tax Board Form 593-C certificate to such effect prior to Closing.

w)	Seller is not a person or entity described by Section 1 of the Executive Order (No. 13224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001), or whose name appears on the United States Treasury Department’s Office of Foreign Assets Control most current list of “Specifically Designated National and Blocked Persons”, and does not engage in any dealings or transactions, and is not otherwise associated, with any such persons or entities.

x)	Seller has not entered into any employment contracts or labor union contracts and has not established any retirement, pension or profit sharing plans relating to the operation or maintenance of the Property which shall survive the Closing or for which Buyer shall have any liability or obligation.

y)	Little Potato Slough Mutual Water Company is a duly constituted nonprofit mutual benefit corporation, validly existing and in good standing under the laws of the State of California. Seller has the right to transfer to Buyer all of Seller’s membership and voting interest without the consent of any other party, and Seller’s interest represents a majority of the outstanding voting shares and/or membership interests.

z)	At Closing, Seller shall, in writing, reaffirm to Buyer the truth and correctness, as of the Closing Date of each of the warranties and representations contained in this Agreement, and Seller agrees to indemnify, hold harmless from, and defend Buyer, and its officers, agents, and employees against any material loss or damage suffered by Buyer on account of the breach or incorrectness of any of the warranties or representations. This obligation to indemnify, hold harmless, and defend shall survive Closing for a period of twelve (12) months. In the event that any of the warranties or representations stated in this Agreement are materially inaccurate at Closing, and Seller fails to resolve the inaccuracy to Buyer’s satisfaction within a reasonable time period, Buyer may terminate this Agreement and receive the full refund of the Deposit; in this event, Seller and Buyer shall be released from all further liability. Such a termination would not be deemed a Seller’s default enabling Buyer to pursue remedies, unless such breach was intentional or fraudulent.

aa)	Due to the confidential nature of this transaction, when the term “Seller’s actual knowledge” is used herein, the term refers to the facts within the actual knowledge of the following persons and no others: William Anderson, Scott Cory, Steve Burton, Jeff Ellis and Mike Robbins.

13)	Buyer’s Representations and Warranties. Buyer represents and warrants to Seller the following:

a)	Buyer is a corporation duly organized and validly existing under the laws of the State of Montana and is qualified to transact business in the State of California.

b)	The execution and delivery of this Agreement and the performance of Buyer’s obligations hereunder have been or will be duly authorized by all necessary action on the part of Buyer and This Agreement constitutes the legal, valid and binding obligation of Buyer.

c)	No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Buyer or the performance by Buyer of the transactions contemplated hereby.

d)	The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not violate or conflict with, result in a breach of, or constitute default under the organizational documents of Buyer, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture or any lease or other material agreement or instrument to which Buyer is a party or by which it is bound.

e)	Buyer has not (i) commenced a voluntary case, or has entered against it a petition for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (ii) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator or similar official in any federal, state or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its property, or (iii) made an assignment for the benefit of creditors.

14)	Conditions Precedent to Buyer’s Obligation to Close. In addition to any other conditions otherwise stated in this Agreement, Buyer’s obligations under this Agreement are wholly subject to and contingent upon items listed below. Conditions a, b, c, g, h, i and j shall be deemed to be met at Closing if Buyer elects to proceed with the purchase of the Property at the end of the Inspection Period and no event has occurred prior to the Closing which materially adversely affects that condition.

a)	The Property is not subject to any use or occupancy restrictions that might restrict or prevent the intended use and ownership as an recreational vehicle resort park, campground, marina, boat storage facility, and cropland.

b)	All appropriate public utilities, including sanitary and storm sewer, water, gas, electricity, telephone, and broadband telecommunications access, are fully available and service the Land without restriction.

c)	The Property is free from all taxes, special taxes and assessments, other than prorated real estate or other similar standard taxes not yet due and payable.

d)	All representations and warranties made by Seller in Section 12 remain true as of the Closing Date.

e)	Seller will deliver at closing fee simple, good and marketable title for the Land, by Grant Deed, free and clear of all liens and encumbrances except the Permitted Encumbrances.

f)	The State of California has provided written consent to the Seller’s assignment of the Lease in a form reasonably acceptable to Buyer.

g)	All existing exits and entrances to the Land and adjacent public streets are without restriction.

h)	Any licenses and permits necessary to operate the Land for the purposes of an recreational vehicle resort park, campground, marina, boat storage facility, and cropland will be valid and in full force and effect at closing.

i)	The Property meets all federal, state, and local laws, regulations, codes, and ordinances for safety, environmental, transportation, and health standards; and

j)	There are no outstanding liens, tenancies, current or future judgments, or other present or future rights of occupancy or possession regarding the Property that will adversely impact owning and operating the Property as an recreational vehicle park, campground, marina, boat storage facility, and cropland or that have not been disclosed to Buyer; the Land is zoned and designated in any local comprehensive plan to a category that allows the present use and occupancy.

k)	Performance by Seller of all of its obligations under this Agreement and no default by Seller under this Agreement.

15)	Conditions Precedent to Seller’s Obligation to Close. In addition to any other conditions stated in this Agreement, Buyer’s obligations under this Agreement are wholly subject to and contingent upon the following:

a)	Receiving consent of Seller’s limited partners to the sale of the Property to Buyer.

b)	Consent of the California State Lands Commission to assignment of the Lease.

c)	All representations and warranties made by Buyer in Section 13 remain true as of the Closing Date.

d)	Performance by Seller of all of its obligations under this Agreement and no default by Seller under this Agreement.

e)	Execution of the Lease Back Agreement in form and content satisfactory to Seller.

16)	Closing Date. Payment of the Purchase Price and the closing hereunder (the “Closing”) will take place pursuant to an escrow closing within 30 days after the end of the Inspection Period but in no event after March 1, 2007 (“Date of Closing”), at or through the offices of First American Title Company in Stockton, California, at noon local time or at such other time and place as may be agreed upon in writing by Seller and Buyer.

17)	Closing Procedure. Seller and Buyer shall deliver to Escrow prior to the Closing or by making available at the Property, as appropriate, the following original documents, each executed and, if required, witnessed and acknowledged:

a)	By Seller:

i)	A California form grant deed conveying to Buyer fee simple title to the Real Property, other than the Leasehold, subject only to the Permitted Encumbrances (the “Grant Deed”).

ii)	A Bill of Sale with respect to the Personal Property described in Exhibit C-1, in the form attached hereto as Exhibit I.

iii)	Assignment and Assumption of the Intangible Personal Property and the Assumed Contracts that are described in Exhibit E and Exhibit D, respectively, which assignments shall indemnify and hold harmless Buyer from all claims, liabilities, or expenses arising from or related to the acts or omissions of Seller regarding the Intangible Personal Property or Assumed Contracts prior to in the form attached hereto as Exhibit J.

iv)	Copies of all the books, records, or documentation of Seller related to the Property.

v)	Confirmation that Seller has paid all sales taxes related to the use or operation of the Property or the leasehold income derived from the Property.

vi)	An affidavit pursuant to the Foreign Investment and Real Property Tax Act of 1980 (“FIRPTA”).

vii)	Such conveyancing or transfer tax forms or returns, if any, as are required to be delivered or signed by Seller by applicable state and local law in connection with the conveyance of the Land and the Personal Property.

viii)	Customary owner’s title affidavits and indemnities with respect to matters such as mechanic’s liens and parties in possession, and a gap undertaking, in each case as reasonably requested by the Title Company.

ix)	A closing and proration statement (the “Settlement Statement”).

x)	The assignment of the Lease and the Lessor’s written consent thereto.

xi)	The executed Lease Back Agreement

xii)	Any other duly executed instruments or documents required by this Agreement, or as may be reasonably required in order to consummate the sale of the Property to Buyer.

xiii)	An Assignment of Leases in the form attached hereto as Exhibit K assigning the Leases to Buyer.

b)	By Buyer:

i)	A cashier’s check payable to the Escrow Agent for the cash to close, or a wire transfer of these funds, after application of the Deposit, prorations and credits.

ii)	An acceptance and assumption of the Lease.

iii)	The Settlement Statement.

iv)	The Bill of Sale.

v)	The Assignment and Assumption of Intangible Personal Property and the Assumed Contracts.

vi)	The Lease Back Agreement.

vii)	The Assignment of Leases.

c)	By Escrow Agent: On behalf of Buyer, a cashier’s check payable to Seller or a wire transfer for the sum equal to the Deposit.

d)	On the Closing Date, Buyer shall be entitled to possession of the Property, subject only to the Permitted Encumbrances, the Lease the Lease Back Agreement and the rights of tenants, as tenants only, under unrecorded campsite and cabin reservation agreements.

18)	Eminent Domain. In the event of the institution of any proceedings, judicial, administrative, or otherwise, concerning a proposed taking of any portion of the Property by condemnation or eminent domain prior to Closing, Buyer shall have the right and option to terminate this Agreement by giving Seller written notice, at any time after the receipt by Buyer of notification of the condemnation or eminent domain proceedings, or not later than five (5) days after Seller’s inquiry regarding Buyer’s intent. Seller agrees to give Buyer written notice of any condemnation or eminent domain proceedings. Should Buyer terminate this Agreement under these terms, the Escrow Agent shall return the Deposit to Buyer, and, upon Buyer’s receipt of the Deposit, Seller and Buyer shall be released from any further obligations and liability under this Agreement. If Buyer does not terminate this Agreement, Buyer shall proceed with this transaction, in which event Seller shall assign to Buyer the right to receive Seller’s portion of all condemnation awards attributable to the Property or any interest therein.

19)	Risk of Loss. If, prior to the Closing, improvements comprising part of the Property, or any portion of them, are damaged by fire or other casualty, and the cost to repair them equals or exceeds $250,000.00, Buyer may either (i) terminate this Agreement, in which event the Deposit shall be returned to Buyer, and Seller and Buyer shall be relieved of all further obligations under this Agreement, or (ii) proceed with this transaction, in which event, Seller shall assign to Buyer the right to receive all insurance proceeds regarding the damage, and Seller shall deliver to Buyer, at Closing, an amount equal to any deductible under the applicable insurance policy. If, prior to the Closing, the improvements or any portion of them are damaged by fire or other casualty, and the cost to repair them is less than $250,000.00, Seller may either (i) repair the damage and use any applicable insurance proceeds and the amount of any deductible to pay for the repair, or (ii) proceed with this transaction, in which event, Seller shall assign to Buyer the right to receive all insurance proceeds regarding the damage, and Seller shall deliver to Buyer, at Closing, an amount equal to any deductible under the applicable insurance policy. Seller and Buyer each agree to cooperate with the other to obtain the highest settlement amount under any fire and casualty insurance policy covering the Property, to complete the assignment of any insurance proceeds as provided in this Agreement, and to join in any lawsuits.

20)	Property Management. Prior to and through the Closing Date, Seller shall continue to manage, lease, insure and operate the Property in a manner consistent with its current operation, and to make all repairs, replacements, or both, as reasonably required to deliver the Property to Buyer at the Closing in its present condition, normal wear and tear excepted, provided that in the event of any loss or damage to the Property as described in Section 18, Seller shall have an obligation to Buyer to repair the Property only in accordance with Seller’s election therefore under Section 18. Seller shall not enter into any further leases, other than wet or dry slip leases, or contracts affecting the Property prior to Closing that have a term longer than thirty days or that require payment of a penalty without Buyer’s knowledge and consent. If Seller enters into any contract or lease permitted hereunder, it shall promptly provide written notice thereof to Buyer, together with a copy of same. Seller shall keep its existing manager(s) at the Property and employed until Closing, and the manager(s) shall be available to Buyer prior to Closing to assist Buyer in its inspection of the Property and of Seller’s records.

21)	Lease Back. Concurrently with the Closing and as a condition to Seller’s obligations hereunder, Seller shall lease from Buyer the marina and boat storage operations on terms and conditions set forth in the Lease Back Agreement attached hereto as Exhibit L (the “Lease Back Agreement”).

22)	Assignment. Buyer may not assign this Agreement, without the prior consent of Seller, except to an entity owned solely by Buyer or in which Buyer holds a controlling interest, or to an entity required to hold title for purposes of executing an Internal Revenue Code Section 1031 Like-Kind Exchange. In the event of either or both assignments, Buyer may, at closing, direct Seller to deliver the Grant Deed and other documents in favor of an assignee designated by Buyer.

23)	Entire Agreement. This Agreement is the entire agreement between Seller and Buyer regarding the sale and purchase of the Property and it supersedes all prior understandings or agreements between Seller and Buyer regarding the sale and purchase of the Property.

24)	Waiver and Modification. Failure by Seller or Buyer to insist upon or enforce any of their rights under this Agreement shall not constitute a waiver of the rights, and nothing shall constitute a waiver of Buyer’s right to insist upon strict compliance with the provisions of this Agreement. No oral modification of this Agreement shall bind Seller or Buyers. Any modification shall be in writing and signed by Seller and Buyer.

25)	Construction. Seller and Buyer acknowledge that Seller and Buyer participated equally in the drafting of this Agreement and, therefore, that no court construing this Agreement should construe it more stringently against one party than against the other.

26)	Governing Law. This Agreement shall be governed by and construed under the laws of the State of California.

27)	Section Headings. The section headings used in this Agreement are for convenience or reference only and shall not be deemed to vary or limit the content or any of the covenants, agreements, representations, and warranties stated in it.

28)	Cumulative Remedies. Except as otherwise provided in this Agreement, each and every one of the rights, benefits, and remedies provided to Buyer under the terms of this Agreement, or any instrument or documents executed pursuant to it, are cumulative and shall not be exclusive of any other rights, remedies, and benefits allowed by law or equity.

29)	Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required and such counterparts may be transmitted by facsimile or electronic mail. Signatures of, or on behalf of Seller or Buyer, or signatures of persons required to bind either Seller or Buyer, do not need to appear on each counterpart. Rather, appearance of the signature of, or on behalf of, Seller or Buyer, or of persons required to bind either Seller or Buyer, need only appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement and any counterpart transmitted by facsimile or electronic mail containing either the original and/or a copy of any signature shall have the same force and effect as of an original counterpart signature.

30)	Attorneys’ Fees. In the event either Seller or Buyer brings suit to enforce the terms of this Agreement, the substantially prevailing party shall be entitled to recover from the non-prevailing party all costs and expenses related to the suit, including, but not limited to, all reasonable attorneys’ and paralegals’ fees and costs incurred at all discovery, pre-trial, trial, and appellate proceedings.

31)	Severability. In the event any provision of this Agreement is found by a court of law to be legally unenforceable or illegal, the remainder of the Agreement shall continue in full force and effect and shall be deemed to be modified in a reasonable manner to accommodate the deletion of the unenforceable or illegal provision.

32)	Survival. The representations, warranties, and obligations of Seller and Buyer under the terms of this Agreement shall survive for one year after the Closing and shall not merge with the delivery of the Grant Deed to the Buyer.

33)	Section 1031 Exchange. At no expense to either Seller or Buyer, Seller and Buyer shall each cooperate with efforts of the other, if any, to complete an exchange of the Property pursuant to Section 1031 of the Internal Revenue Code.

34)	Website. Although Seller shall retain its current website and domain names, Seller and Buyer shall mutually agree on the content of all information relating to Buyer’s campground operations and business on such website and, at the request of Buyer, Seller shall maintain on such website (until the earlier of abandonment of said website by Seller or the twelve month anniversary of the Closing) a link to Buyer’s website pursuant to an http address provided by Buyer.

35)	Future Expansion. Buyer has informed Seller that it intends to expand the number of campground cabins and boat storage spaces on site after the Closing and may seek approvals for such expansion of the Land as a recreational vehicle resort, campground, marina, and boat storage facility. Seller agrees, for itself, its successors and assigns, and any entity controlled by any of Seller, not to oppose, appear in opposition to or support opposition to Buyer or any entity controlled by or affiliated with Buyer with respect to any application for zoning and building permits or changes to any zoning ordinance, including, without limitation, applications for special permits or variances, with respect to such expansion and/or year-round operation.

36)	Sales Tax. Seller shall deliver to Buyer (i) within ten (10) days after the Effective Date, copies of all sales and use tax returns and occupancy tax returns required to be filed with the State of California Board of Equalization (“SBE”) for any period between January 1, 2003 and the date such copies are delivered to Buyer, and (ii) within two (2) days after filing with SBE, copies of any and all future sales and use tax returns and occupancy tax returns filed for any period up to and including the Date of Closing, in each case together with proof of payment of any taxes shown on such returns to be due and payable and any supporting information reasonably requested by Buyer to verify the information in such returns.

37)	Little Potato Slough Mutual Water Company. The discharge capacity of the waste water and sewer system owned and operated by Little Potato Slough Mutual Water Company (“LPSMWC”) is subject to on-going evaluation required by the State of California/California State Lands Commission to determine whether the LPSMWC’s facilities are sufficient to handle surface water flows forecast for a once-in-100 years flood event. Because this evaluation may not be complete prior to Closing, Seller will pay, regardless of when incurred, (i) Seller’s share of the cost of the capacity evaluation and related proceedings before the Regional Water Quality Control Board (“RWQCB”); and (ii) Seller’s share of the cost of any improvements required by RWQCB as a result of the on-going evaluation. Buyer’s responsibility under this Section shall be deemed satisfied when the San Joaquin County Department of Health Services or such other entity as may have jurisdiction, has approved in writing the sufficiency of the system to handle the surface water flows in a once-in 100 years flood event. Seller’s costs for which it is responsible shall include only the repair or modification to LPSMWC to the extent the laws or ordinances are required by the prevailing authority up to the time of Closing. Buyer will pay post-Closing costs otherwise associated with owning the stock of LPSMWC.

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed under proper authority as of the      day of January, 2007.

SELLER:		BUYER:

TOWER PARK MARINA INVESTORS, L.P., a California limited partnership		KAMPGROUNDS OF AMERICA, INC., a Montana corporation

By:	Westrec Investors, Inc.
General Partner
Pat Hittmeier
	By:	Vice President System Development
Jeffrey K. Ellis
Vice President

An original executed copy of this Agreement by Buyer and Seller, together with the Initial Deposit, has been received by the Title Company this      day of                     , 2007, and by execution hereof the Title Company hereby covenants and agrees to be bound by the terms of this Agreement.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:	Virginia Bressman
Title:	Senior Commercial Escrow Officer

LIST OF EXHIBITS

A Legal Description of Land

B. Legal Description of Leasehold

C-1. Personal Property

C-2. Excluded Personal Property

D. Marina Premises

E. List of Leases

F. Intangible Personal Property

G. Assumed Contracts

H. Exceptions to Representations and Warranties

I. Bill of Sale

J. Assignment of Intangible Personal Property and Assumed contracts

K. Assignment of Leases

L. Lease Back Agreement

EXHIBIT A

LEGAL DESCRIPTION OF LAND

EXHIBIT B

LEGAL DESCRIPTION OF LEASEHOLD

EXHIBIT C-1

PERSONAL PROPERTY

[TENTATIVE LIST; FINAL LIST TO BE APPENDED PRIOR TO EXPIRATION OF THE INSPECTION PERIOD]

General Equipment to Operate Campground:

Shop Building:

Main Building:

Dock:

Boat Storage:

Exhibit C-2

Excluded Personal Property

EXHIBIT D

INTANGIBLE PERSONAL PROPERTY

[TO BE APPENDED PRIOR TO THE EXPIRATION OF THE INSPECTION PERIOD]

EXHIBIT E

ASSUMED CONTRACTS

[TO BE APPENDED PRIOR TO EXPIRATION OF THE INSPECTION PERIOD]

SCHEDULE 1

EXCLUDED PERSONAL PROPERTY ITEMS

[TENTATIVE LIST; FINAL LIST TO BE APPENDED PRIOR TO EXPIRATION OF THE INSPECTION PERIOD]

Miscellaneous Equipment:

Shop Building:

Main Building:

Boat Dock:

Dry Storage:

EXHIBIT F

LEASE BACK AGREEMENT

LEASE

between

Kampgrounds of America, Inc.,

a Montana Corporation

(“Landlord”)

and

Tower Park Marina Investors, L.P.

a California Limited Partnership

(“Tenant”)

Marina Facility

Tower Park Marina

Lodi, California

LEASE

1.	Basic Terms.

	(a)	Landlord’s Name and Address:	Kampgrounds of America, Inc.,
a Montana Corporation
P.O. Box 30558
Billings, MT 59114
Attn: Scott Cory
Telecopy No: (406) 254-7467

	(b)	Tenant’s Name and Address:	Tower Park Marina Investors, L.P., a California limited partnership
c/o Westrec Marina Management, Inc.
16633 Ventura Boulevard
Sixth Floor
Encino, California 91436
Attn: William Anderson
Telecopy No: (818) 907-1104

	(c)	Premises:	The areas indicated on Exhibit A attached hereto, located at Tower Park Marine Resort (the “Property.”) The Premises include all fixtures and improvements in the area(s) described. The “Property” shall include all of the real property purchased by Landlord from Tenant on , 2007.

	(d)	Term:	Commencing upon the date the Property is acquired by Landlord and ending in ten years, unless extended or terminated earlier in accordance with this Lease.

	(e)	Basic Rent:	$25,000/month

	(f)	Percentage Rent:	If Tenant constructs and operates the future improvements as described in Section 35 below, then Tenant shall pay as Percentage Rent an amount equal to five percent (5%) of the gross receipts generated by the new improvements.

	(g)	Master Landlord’s Concession Fees:	See Section 3.2

	(h)	Percentage Rent:	Waived

	(i)	Security Deposit:	Waived

(j)

Business to be conducted on Premises: A full service marina operation, including, fuel sales, wet and dry boat storage, transient docking, boat trailer storage, boat repair and maintenance, boat launch, and any other related marina services.

	(k)	Common Area Maintenance Charge:	Waived

	(l)	Utilities are to be paid by Tenant or Landlord as indicated:

Water	Tenant	Electricity	Tenant	Alarm System	Tenant
Gas	N/A	Sewer	Tenant
Telephone	Tenant	Garbage	Tenant *

*	Tenant will be solely responsible for the removal of any Hazardous Material Tenant generates.

(m)	Date of Lease:	, 2007

(n) Master Landlord: California State Lands Commission

2. Premises.

2.1 Real Property. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord the Premises. Tenant acknowledges that Tenant has examined the Premises prior to executing this Lease and agrees that the Premises are in acceptable working order and repair and are suitable for Tenant’s intended purpose. Tenant accepts the Premises AS IS and understands that Landlord makes no express or implied warranties of habitability, suitability, quality, condition, merchantability or fitness for any particular purpose or use concerning the Premises, and Tenant hereby waives all such warranties.

2.2 The Master Lease. Tenant acknowledges that Landlord’s right to occupancy and control of portions of the Property has been granted pursuant to a lease (the “Master Lease”) from Master Landlord. The portion of the Premises indicated on Exhibit A is located on the portion of the Property leased from Master Landlord. All of Tenant’s rights hereunder are subject and subordinate to the provisions of the Master Lease. Tenant has received a complete copy of and reviewed the Master Lease. Landlord will promptly forward any future amendments to the Master Lease to Tenant. In the event that the Master Lease shall be terminated for any reason whatsoever, this Lease shall likewise terminate without further liability to either party. During the term of this Lease, Tenant does hereby expressly assume and agree, for the benefit of Landlord and Master Landlord, to perform and comply with and be bound by each and every obligation of and restriction on Landlord under the Master Lease, except for the payment of rent, as such obligations relate to the Premises. The obligations that Tenant has assumed under this Section are hereinafter referred to as “Tenant’s Assumed Obligations.” Tenant shall indemnify and hold Landlord free and harmless from and defend Landlord and all officers, directors, partners, shareholders, agents, employees, representatives and affiliates of Landlord and of any affiliated company or person against all liability, judgments, costs, damages, claims or demands, including reasonable attorneys’ fees, arising out of Tenant’s failure to comply with or perform Tenant’s Assumed Obligations.

3. Rent.

3.1 Basic Rent. All Basic Rent shall be payable in advance, on the first day of each calendar month during the term of this Lease. If the first month of the Lease is a partial calendar month, Basic Rent shall be due on the first day of the term of this Lease for that partial month. Basic Rent shall be increased three and one half percent (3.5%) per Lease year, adjusted every five (5) years . For example, at the beginning of the sixth year of the Lease, Basic Rent will be increase from $25,000 per month to $29,692.16 per month.

3.2 Concession Fees. Tenant shall pay to Landlord, 15 business days prior to the due date, all amounts (“Concession Fees”) payable to Master Landlord under the Master Lease on account of Tenant’s operations at the Premises or otherwise pursuant to this Lease. Tenant acknowledges that it has received, read and understands the provisions of the Master Lease. Tenant also agrees to provide to Landlord, promptly 15 business days before due, at Tenant’s expense, all reports and operating statements required by the Master Lease to be provided on account of its operations within the Marina or determined by Landlord or Master Landlord to be required to confirm the amount of Concession Fees. Tenant shall pay any penalties imposed by the Master Landlord arising as a result of Tenant’s breach of its obligations to furnish reports as required by this Section.

3.3 Percentage Rent. Percentage Rent shall be payable monthly, within fifteen (15) days after the end of each calendar month Landlord shall have the right, at any time during regular business hours, upon reasonable notice to Tenant, to inspect the books of Tenant for purposes of verifying the accuracy of Tenant’s payment of Percentage Rent.

3.4 Payment of Rent. Rent payments shall be delivered to Landlord at Landlord’s address. Checks shall be made payable to KOA, Inc. “Rent” hereunder shall include Basic Rent, Percentage Rent, if applicable, Concession Fees and, as “Additional Rent,” such other sums and expenses payable by Tenant on the terms and conditions specified in this Lease. Rent payable for any fractional portion of a month or year at the beginning or end of the term of this Lease shall be a like fraction of the Rent due for an entire month or year. If any Rent payment is not received within five days after it is due, Tenant shall pay a late charge of 5% of such payment, or interest from the date the Rent was due at the maximum lawful rate, whichever is greater.

4. Security Deposit. Tenant has deposited with Landlord the Security Deposit as security for the full performance and observance of Tenant’s obligations under this Lease. If Tenant is in default under this Lease, Landlord may use the whole or any part of the Security Deposit to satisfy any sum due to Landlord or to defray any expense or damage reasonably incurred by reason of the default. In the event that all or part of the Security Deposit is so used, Tenant shall on demand pay to Landlord a like sum to replenish the Security

Deposit. Landlord is not a trustee of the Security Deposit and may commingle it or use it in ordinary business. No interest shall accrue on it. At the termination of this Lease or any extension or renewal thereof, if Tenant is not then in default, Landlord shall return the remaining balance of the Security Deposit to Tenant or, at Landlord’s election, to the last assignee of Tenant’s interest. If Landlord shall transfer its interest in the Marina during the term of this Lease, Landlord may pay the Security Deposit to the transferee and Landlord will then be released from all liability to Tenant for the return of the Security Deposit.

5. Use.

(a) Tenant shall operate on the Premises the business described in Section 1(j) and shall use the Premises for no other purposes without the specific consent of Landlord, which consent may be withheld in Landlord’s reasonable discretion. Tenant shall continuously and at all times actively and diligently operate its business on the Premises in a first class and reputable manner. Tenant shall employ its best business judgment, efforts and abilities to operate its business on the Premises in an efficient and businesslike manner so as to enhance the reputation and attractiveness of the Premises and the Property.

(b) No use shall be made or permitted to be made of the Premises, nor any act done, which may increase the existing rates of insurance upon the buildings within which the Premises are located, or which may cause the cancellation of any insurance policy covering said buildings or any portion thereof. If any act on the part of Tenant or use of the Premises by Tenant shall cause, directly or indirectly, an increase of Landlord’s insurance expense, said additional expense shall be paid by Tenant to Landlord upon demand. Such payment by Tenant shall not limit Landlord in the exercise of any rights or remedies. Tenant, at its sole expense, shall comply with any and all requirements pertaining to the use of the Premises, or of any insurance organization or company, which compliance may be necessary for maintenance of reasonable fire, extended coverage, public liability and other insurance upon the buildings and the appurtenances thereto.

(c) Tenant shall not commit, or suffer to be committed, any waste or nuisance upon the Premises.

(d) Tenant shall keep the Premises open for business within reasonable commercial business hours a minimum of 6 days each week during the season (March through October) or such other hours as Landlord and Tenant may mutually agree. During the off season (November through February) Tenant may reduce its hours comparable with other marine related businesses at the Marina.

(e) Tenant shall not vacate or abandon the Premises at any time during the term of this Lease. If Tenant shall abandon, vacate or surrender the Premises, or be dispossessed there from by process of law or otherwise, any personal property belonging to Tenant and left in or upon the Premises shall be deemed abandoned at the option of Landlord.

(f) Tenant shall not post or erect any signs at the Premises or elsewhere at the Property without Landlord’s prior written consent. During the Lease, Landlord approves Tenant’s use of a minimum of three signs at the Property : 1) The current Highway 12 billboard sign at Tower Park Way, 2) a sign on the roof of Shed #3, and 3) a sign at the end of the building facing the entrance (Shed #1). If Tenant wishes to add a new sign at any time, it shall submit drawings and specifications to Landlord in advance, which Landlord shall review and either approve or reject within thirty (30) days. Tenant shall pay all costs associated with installing and maintaining its signs, except that Landlord shall pay one half of all costs associated with the existing billboard facing Highway 12; provided that, if either Tenant or Landlord desires to change the billboard message and the other party does not, then the party initiating the change shall bear the cost of making the change. The parties shall endeavor in good faith to mutually agree to any proposed change in the billboard message prior to effecting any such change. All signage shall be maintained in first class condition. Damage due to extraordinary or unusual wear and tear, accidents and/or vandalism shall be promptly repaired.

(g) Tenant assumes full responsibility for the safety and security of Tenant, Tenant’s employees and customers, any other people at the Property because of Tenant (e.g., visitors, sales people, etc.), and all of such persons’ personal property (e.g., cars, boats, equipment) while such persons and property are at the Property.

6. Compliance with Laws/Hazardous Materials.

6.1 Compliance with Laws. Tenant shall, at Tenant’s cost and expense, cause the Premises to be used in accordance with all: (a) laws, ordinances, codes, licenses, permits, orders, rules, regulations and requirements of every duly constituted governmental or quasi-governmental authority or agency (“Laws”) applicable to Tenant or the Premises, including without limitation, all applicable Laws pertaining to air, water and upland runoff/storm water quality, fuel storage tanks, Hazardous Materials (as defined below), air emissions and other environmental matters (“Environmental Laws”), all zoning and other land use matters and the Americans with Disabilities Act; (b) similar applicable orders, rules and regulations of any regulatory, licensing, accrediting, insurance underwriting or rating organization or other body exercising similar functions; (c) policies of insurance at any time in force with respect to the Premises; and (d) the Property rules. If Tenant receives any notice that Tenant or the Premises is in default under or is not in compliance with any of the foregoing, or notice of any proceeding initiated under or with respect to any of the foregoing, Tenant will promptly furnish a copy of such notice to Landlord.

6.2 Hazardous Materials Upon Premises Prohibited; Indemnity Tenant shall not have or allow any Hazardous Materials upon, about or beneath the Premises or the Property, except (i) small quantities of Hazardous Materials commonly used in normal office operations or for Premises cleaning and maintenance and used for those purposes by Tenant, (ii) boat fuel, oils and other fluids contained in the boat in-use fuel tank, engine or other mechanical system (iii) fuel associated with the fuel dock operations and (iv) other Hazardous Materials associated with full service marina operations. Without limiting the provisions of Section 21.6, Tenant shall indemnify, defend and hold Landlord and all officers, directors, partners, shareholders, agents, employees, representatives and affiliates of Landlord and of any affiliated company or person harmless from and against any and all Environmental Damages (as defined below). Tenant’s obligation under this Section shall survive the expiration of this Lease.

6.3 Definitions.

(a) “Environmental Damages” means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement of a claim, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including without limitation reasonable attorneys’ fees and disbursements and consultants’ fees, any of which are incurred at any time as a result of (i) any Hazardous Material that comes to be present at or is disposed of or released at or from the Premises during the term of this Lease, (ii) any Hazardous Material that comes to be present or is disposed of or released at or from the Property due to Tenant’s action or inaction, or (iii) the breach of any provision of Section 6 of this Lease involving Hazardous Material or Environmental Laws, including without limitation lost profits, consequential damages (foreseeable or unforeseeable), diminution of property value, claims brought by or on behalf of employees of Tenant (with respect to which Tenant waives any immunity to which it may be entitled under any industrial or workers’ compensation laws, fees incurred for the services of attorneys, consultants, contractors, experts, laboratories and all other costs incurred in connection with the investigation or remediation of such Hazardous Materials or breach of Section 6 as required by law and as necessary to make full economic use of or restore the full economic value of the Premises or any other affected property or otherwise expended in connection with such conditions.

(b) “Hazardous Material” means any substance (i) which is or becomes defined as “hazardous” under any federal, state or local Law, (ii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is or becomes regulated as such by any federal, state or local governmental authority, (iii) the presence of which requires investigation or remediation under any federal, state or local law, (iv) which causes or threatens to cause a nuisance upon or waste to the Premises, the Property or adjacent properties or threatens to pose a hazard to the health or safety of persons on or about the Property, or (v) without limitation contains gasoline, oil, diesel fuel or other petroleum products, asbestos or polychlorinated biphenyls (PCB’s).

6.4 Obligation to Remediate. Notwithstanding the obligation of Tenant to indemnify Landlord pursuant to this Lease, at Landlord’s option Tenant shall, at its sole cost and expense, promptly take all actions required by any federal, state or local governmental agency or political subdivision or reasonably necessary to mitigate Environmental Damages. Such actions shall include, but not be limited to, the investigation of the environmental condition of the Premises, the preparation of any feasibility studies, reports or remedial plans, and the performance of any cleanup, remediation, containment, operation, maintenance, monitoring or restoration work, whether on or off of the Premises. Tenant shall take all actions necessary to make full economic use of and restore the full economic value of the Premises and any other affected area, notwithstanding any lesser standard of remediation allowable under applicable law or governmental policies. All such work shall be performed by one or more contractors, selected by Tenant and approved in advance and in writing by Landlord. Tenant shall proceed continuously and diligently with such actions, provided that in all cases such actions shall be in accordance with all applicable requirements of governmental entities. Any such actions shall be performed in a good, safe and workmanlike manner and shall minimize any impact on the business conducted at the Premises and any other affected area. Tenant shall pay all costs in connection with such investigatory and remedial activities, including but not limited to all power and utility costs, and any and all taxes or fees that may be applicable to such activities. Tenant shall promptly provide to Landlord copies of testing results and reports that are generated in connection with the above activities. Promptly upon completion of such investigation and remediation, Tenant shall permanently seal or cap all monitoring wells and test holes to industrial standards in compliance with applicable federal, state and local laws and regulations or such more stringent specifications as may be necessary to make full economic use of and restore the full economic value of the Premises and any other affected area, remove all associated equipment, and restore the Premises and any other affected area to the maximum extent possible, which shall include, without limitation, the repair of any surface damage, including paving, caused by such investigation or remediation hereunder. Within 10 days of demand therefore, Tenant shall provide Landlord with a bond, letter of credit or similar financial assurance acceptable to Landlord evidencing that the necessary funds are available to perform the obligations established by this paragraph.

7. Personnel. All personnel employed by Tenant shall be clean, neat, courteous and responsive to the needs of boat owners and other customers at all times. Tenant’s employees shall park their personal vehicles only on the Premises or in areas designated by Landlord. Failure of Tenant’s personnel to comply with the foregoing shall constitute a default hereunder.

8. Alterations. Tenant shall not make nor suffer to be made any alterations, additions or improvements to or of the Premises or any part thereof without the written consent of Landlord, and Master Landlord, if required by the Master Lease

9. Liens. The interest of Landlord in the Premises shall not be subject to liens for improvements made by Tenant. Tenant will not permit to remain and will promptly discharge, at its cost and expense, all liens, encumbrances and charges upon the Premises or any part thereof. Landlord shall have and is hereby given authority to enter upon the Premises at any time to post any notices which, in its opinion, shall be necessary to hold Landlord harmless from any claim or liability arising out of any work done on the Premises. Landlord may require Tenant to execute and cause to be recorded a memorandum of this Lease or such other documents as Landlord may determine to be necessary to effect such purposes. If Tenant shall fail to discharge such liens as aforesaid, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien, by depositing in court or by giving security or in such other manner as is or may be prescribed by law. Any amounts paid by Landlord for any of the aforesaid purposes and all reasonable expenses of Landlord, including counsel fees, with interest thereon at rate of the lesser of 12% per annum or the maximum rate allowed by law, from the date of payment, shall be repaid by Tenant to Landlord on demand and if unpaid, may be treated as Additional Rent.

10. Assignment and Subletting. Tenant shall not assign, transfer, mortgage, pledge, hypothecate or encumber this Lease or any interest therein, without the prior written consent of Landlord. Landlord shall not unreasonably withhold its consent. A change in the control of Tenant shall constitute a transfer for purposes of this Lease. A consent to one assignment or subletting shall not be deemed to be a consent to any subsequent assignment or subletting. Any such assignment or subletting without such consent shall be void, and shall, at the option of Landlord, terminate this Lease. In any event, Landlord’s consent to any assignment or subletting shall not relieve Tenant from any obligation under this Lease, unless Tenant is assigning its entire interest in the Lease. In the event of default of any assignee of Tenant in the performance of any of the terms hereof, other than an assignee who has been assigned all of Tenant’s interest in the Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee. Landlord shall have the right to assign all or any portion of its rights under this Lease to any other entity. If Landlord so assigns its rights under this Lease, such assignee shall become Landlord hereunder. This Section shall not apply to boat trailer or wet/dry boat storage subleases or licenses for the Premises having a term of one year or less.

11. Maintenance. Landlord shall maintain (a) the structural soundness of the buildings on the Premises, which portions are limited to the foundation, exterior walls, fire sprinkler system, gutters and downspouts and the roof of any building and (b), except as indicated in the following sentence, the roads, paved areas and landscaped/outdoor areas of the Premises, including trimming of trees (the “Infrastructure of the Premises”). Tenant shall pay for  1/2 the cost of trimming the trees along, and maintaining the portion of the levy road that is on the Premises, its proportion share of the cost of maintaining the paving in the “Upper Parking Lot” and 100% of the cost of maintaining the “Lower Parking Lot,” the 7-acre undeveloped area, the “Lower Secure Storage” and the “Marina Maintenance Yard.” Tenant shall also, at Tenant’s sole cost and expense, maintain all other portions of the Premises not included in the Infrastructure of the Premises, including the docks, any dry storage structure constructed by Tenant, the interior portion of any building that is part of the Premises, the boat launch and the fuel tanks, lines and pumps and every part thereof in good, neat and sanitary condition and repair, at all times free from trash and rubbish. Tenant shall repair all damage to the portion of the Premises for which Tenant is responsible resulting from use and wear by Tenant. Tenant shall be responsible for the repair or replacement of any broken windows or doors and shall maintain and repair all equipment within the Premises, all heating, ventilating and air conditioning equipment and all electrical facilities within the Premises., provided that Landlord shall be responsible for such equipment if it is used jointly with Landlord or other tenants of Landlord, e.g. in Shed #2 which is used by multiple tenants. All repairs and replacements made by Tenant under this Section or the Section entitled “Damage to Premises” shall be made under the supervision and with the approval of Landlord, and shall be of a quality equal to the original work. At the reasonable request of Landlord, Tenant, at Tenant’s expense, shall remedy any condition on the Premises not in keeping with the pleasing appearance of the Marina. Tenant expressly waives the benefit of any statute now or hereinafter in effect which would otherwise afford Tenant the right to make repairs at Landlord’s expense or would terminate this Lease due to Landlord’s failure to keep the Premises in good order, condition and repair. If Tenant fails to perform its obligations under this Section or the Section entitled “Damage to Premises,” Landlord may, at its option (but shall not be required to), enter upon the Premises, after five days’ prior written notice to Tenant, and put the same in good order, condition and repair or in such condition as required by the Master Lease, and the cost thereof together with interest at the maximum lawful rate shall become due and payable as Additional Rent to Landlord upon its demand.

12. Taxes. Tenant shall pay, ten days prior to delinquency, all taxes, assessments, license fees and public charges levied for or during the term of this Lease against or on Tenant’s business operations, trade fixtures, leasehold improvements, merchandise or any personal property in possession of Tenant, or installed by or for Tenant, in, upon or about the Premises and for any real property taxes assessed with respect to the Premises. Such obligation is assumed by Tenant whether such assessment is made against Tenant in the first instance or is made against Landlord. If the Premises are not separately assessed by the local assessing authority, then Landlord and Tenant shall agree on an allocation of the real property taxes between the elements of the Property and the Premises on an equitable basis. Tenant shall pay and hold Landlord harmless from all sales taxes payable on account of this Lease and Tenant’s sales made pursuant to this Lease.

13. Surrender Upon Expiration or Termination. Tenant shall, upon the expiration or earlier termination of this Lease for any reason as provided herein, immediately and without notice from Landlord, surrender and deliver up the Premises in such condition as may be consistent with the performance of all the Tenant’s obligations in this Lease and the requirements of the Master Lease and shall deliver all keys to Landlord. Unless Landlord requires their removal, all alterations, improvements, additions and fixtures upon the Premises shall be the property of Landlord upon the expiration or earlier termination of this Lease.

14. No Abatement. No abatement of Rent or other compensation shall be claimed or allowed for loss, inconvenience or discomfort arising from the making of repairs, alterations or improvements to any areas within the Property, including the Premises.

15. No Representations. Tenant hereby specifically covenants that all of the terms of this Lease have been fully and completely set forth herein and no promises or representations have been made by Landlord or any of its agents or representatives except as specifically set forth herein. No surrender of this Lease on Tenant’s part, and no modification or waiver by Landlord of any of the terms hereof, shall be binding upon Landlord unless in writing signed by an officer of Landlord.

16. Holding Over. If, with Landlord’s consent, Tenant holds possession of the Premises after the termination or expiration of this Lease, Tenant shall become a tenant from month to month on the same terms and conditions contained herein, except that Basic Rent shall be increased by fifty percent (50%).

17. Entry by Landlord. Landlord and its authorized officers and employees shall be permitted during the term of this Lease to visit and inspect the Premises during normal business hours. Landlord shall not enter the Premises without cause and prior notice to Tenant outside of normal working hours. However, in the event of an emergency requiring immediate admission, if Tenant shall not be personally present to open and permit an entry into the Premises, Landlord or its agents may forcibly enter the same without rendering Landlord or such agents liable to any claim or cause of action for damages by reason thereof and without in any manner affecting the obligations and covenants of this Lease.

18. Default by Tenant; Remedies.

18.1 Default. The following shall constitute a default by Tenant under this Lease:

(i) Any failure to pay Rent within five (5) days after written notice.

(ii) Any failure to perform the services and obligations agreed to be performed by Tenant pursuant to the Section entitled “Use,” if such failure is not cured within ten (10) days after notice from Landlord as to such failure.

(iii) Any breach of any other covenant or agreement of Tenant contained herein where Tenant does not commence and proceed diligently to cure such breach within thirty (30) days after notice from Landlord as to such breach.

(iv) Any abandonment of the Premises by Tenant.

(v) The filing by Tenant of a voluntary petition in bankruptcy, or the adjudication of Tenant as bankrupt or insolvent, or the filing by Tenant of any petition or answer seeking or acquiescing in any reorganization, arrangement, composition or similar relief under any present or future federal, state or other law or regulation relating to bankruptcy or insolvency or a general assignment by Tenant for the benefit of creditors.

(vi) Any failure to perform Tenant’s Assumed Obligations within five (5) days after written notice.

Landlord may, at its option (but shall not be required to), cure any default by Tenant and any costs incurred by Landlord in so doing, together with interest at the maximum lawful rate, shall become due and payable as Additional Rent to Landlord upon demand.

18.2 Remedies. In the event of default by Tenant, then, Landlord shall have the right, in its sole discretion, at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of a right or remedy which Landlord may have by reason of such default or breach, pursue any of the courses of action described below. Landlord may, with or without terminating this Lease, reenter the Premises and remove all persons and property from the Premises. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. Landlord shall also have the right to terminate this Lease and all rights of Tenant hereunder, and the right to the appointment of a receiver of the Premises and all revenues thereof. If Landlord elects to terminate this Lease, then Landlord may recover from Tenant: (1) the worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus (2) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss Tenant proves could have been reasonably avoided; plus (3) the worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; plus (4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result there from. As used in subparagraph (1) and (2) above, the “worth at the time of award” is computed by allowing interest at a rate of the lesser of 12% per annum or the maximum rate allowed by law. As used in subparagraph (3) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%. Landlord also has the remedy described in California Civil Code Section 1951.4, i.e., Landlord may continue Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations. If this Lease provides for Percentage Rent, Landlord may use reasonable assumptions in connection with determining the amount of Percentage Rent includible in unpaid Rent which would have been earned during the period from termination of this Lease to the date of expiration of this Lease had this Lease not been terminated. Landlord shall also have any other remedies available under the law. Pursuit of any remedy by Landlord shall not preclude pursuit of any other remedy by Landlord.

19. Damage to Premises.

19.1 Damage to Infrastructure of Premises. If the Infrastructure of the Premises shall be partially damaged by fire, storm or other casualty, repair shall be made by Landlord with reasonable dispatch. In the event of the substantially total destruction of the Infrastructure of the Premises by fire or otherwise, or if the damage shall be so extensive that it cannot, in the opinion of Landlord, be repaired within three months from the date of such damage, then at Landlord’s option the Rent shall be paid only up to the time of such destruction or damage and this Lease and the term thereof shall thereupon cease, except that Tenant shall be and continue to be liable for any destruction or damage caused or permitted by Tenant. Notwithstanding the other provisions of this Section, Landlord shall not be obligated to incur any repair or reconstruction expense for the Infrastructure of the Premises in excess of the proceeds of any insurance policy maintained by Landlord payable to Landlord for such expense. Landlord shall have no obligation to repair or rebuild any of Tenant’s fixtures, equipment, tenant improvements or personal property and Landlord shall not be liable for any loss or damage to any such property suffered by Tenant. Notwithstanding the provisions of the Section entitled “Maintenance” and this Section, Tenant shall pay the cost of repair and replacement due to damage or injury done to the Infrastructure of the Premises by Tenant or Tenant’s agents, employees, contractors, licensees or invitees. Tenant shall pay such amount to Landlord upon demand as Additional Rent, plus interest at the maximum lawful rate from demand until payment is made.

19.2 Nonstructural Damage to Premises. If the Premises (other than the Infrastructure of the Premises), or any of Tenant’s fixtures, equipment, tenant improvements or personal property, including the docks, are damaged or destroyed, Tenant shall, at its sole expense, repair or replace such damage or destruction as soon as reasonably possible and this Lease shall continue in full force and effect. Tenant waives the benefit of any law which provides that a lease terminates upon the destruction of the thing which is leased.

20. Waiver of Claims. Landlord shall not be liable to Tenant and Tenant hereby waives all claims against Landlord for any injury or damage to any person or property in or about the Premises by or from any cause whatsoever other than resulting from the willful misconduct or negligence of Landlord or its employees.

21. Insurance.

21.1 Liability Insurance. Tenant shall, at its sole expense, obtain and keep in force and effect a policy of combined single limit, bodily injury and property damage insurance against any liability arising out of the conduct of Tenant’s business and the ownership, use, occupancy or maintenance of the Premises, all areas appurtenant thereto, and the Property. The policy shall insure performance by Tenant of the indemnity provisions of this Lease and shall include premises/operations, independent contractors and personal injury liability coverages. Such insurance shall be a combined single limit policy in an amount not less than $5,000,000.

21.2 Property Insurance. Tenant shall, at its sole expense, obtain and keep in force during the term of this Lease, a policy of insurance covering loss or damage to: (i) the Premises (other than the Infrastructure of the Premises) unless such loss or damage is caused by the negligence or willful misconduct of Landlord or Landlord’s agents, employees, contractors, licensees or invitees; (ii) the infrastructure of the Premises, if such loss or damage is caused by Tenant or Tenant’s agents, employees, contractors, licensees or invitees; and (iii) Tenant’s fixtures, equipment, tenant improvements and personal property on the Premises against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, special extended perils (all risk) and sprinkler leakage. Such policy shall be in the amount and on the terms reasonably required by Landlord.

21.3 Workers’ Compensation and Employer’s Liability. Tenant shall maintain workers’ compensation insurance for all of Tenant’s employees who work on the Premises in compliance with applicable state regulations. Workers’ compensation insurance shall include Longshoreman Harbor Workers Act coverage and maritime law coverage. Tenant shall maintain employer’s liability insurance in an amount that is the greater of $1,000,000 or the amount required by applicable statutes.

21.4 Insurance Policies. The insurance required hereunder shall be procured from a responsible insurance company or companies authorized to do business in the State of California and satisfactory to Landlord. Each policy shall name Landlord, Master Landlord and any lenders holding mortgages on Landlord’s interest in the Property as additional insureds and shall include loss payable clauses satisfactory to Landlord. Each policy shall state that the insurance is primary over any insurance carried by Landlord. Tenant shall deliver to Landlord the originals or certificates of all insurance policies required to be carried by Tenant pursuant to this Section prior to: (i) the beginning of the initial Lease term; and (ii) the expiration of any policy or policies being replaced during the term of the Lease, together with evidence that the premiums therefore have been paid. All policies shall contain an endorsement prohibiting cancellation of coverage, reduction in coverage or any other modification except after 15 days prior written notice to all parties in interest.

21.5 Waiver of Subrogation. Landlord and Tenant each hereby waive any and all rights for recovery against the other or against the officers, employees, agents and representatives of the other for loss of or damage to such waiving party’s property or the property of others under its control to the extent that such loss or damage is insured under any insurance policy in force at the time of such loss or damage. Tenant shall, upon obtaining the policies and insurance required hereunder, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease.

21.6 Indemnity. Tenant shall indemnify and hold each of Landlord, all persons and companies affiliated with Landlord, and all officers, directors, partners, shareholders, agents, employees, representatives and affiliates of Landlord and of any affiliated company or person (the “Indemnitee”) harmless from and against all cost, loss, expense, suits, judgments, claims or liability (including attorneys’ fees) (collectively, the “Claims”) arising from Tenant’s use of the Premises and/or the Property and from the conduct of Tenant’s business or from any activity, work or thing done, permitted or suffered by Tenant in or about the Premises and/or the Property or elsewhere and from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease (including Tenant’s noncompliance with any laws, as provided in Section 6), except to the extent the Claim arises from the willful misconduct or negligence of the Indemnitee. If any action or proceeding is brought against the Indemnitee by reason of any such Claim, Tenant shall, upon notice from the Indemnitee, defend the same at Tenant’s expense by counsel reasonably satisfactory to the Indemnitee. This Section shall survive termination of this Lease.

21.7 Insurance Required by Master Lease. If the Master Lease requires any insurance to be maintained with respect to the Premises in addition to the policies required above, Tenant shall maintain such insurance.

22. Intentionally Deleted.

23. Eminent Domain. If all or any part of the Premises are taken by reason of any exercise of the power of eminent domain, whether by a condemnation proceeding or otherwise, then this Lease shall terminate as of the date of such taking or transfer. Landlord shall be entitled to all awards and to all purchase monies attributable to the Premises, except as to any part of the award attributable to the improvements installed in the Premises at Tenant’s cost and Tenant’s marina operations, which said part shall be payable to Tenant.

24. Attorneys’ Fees. In the event of any action or proceeding brought by either party against the other under this Lease, the prevailing party shall be entitled to recover, the reasonable fees of its attorneys in such action or proceeding. The attorneys’ fee award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees reasonably incurred. Landlord shall be entitled to attorneys’ fees, costs and expenses incurred in the preparation and service of notices of default and consultations therewith, whether or not a legal action is subsequently commenced in connection with such default.

25. Waiver. The failure of Landlord to insist in any one or more instances upon strict performance of any of the covenants of this Lease shall not be construed as a waiver or relinquishment for the future of such covenant, rule or regulation, but the same shall continue and remain in full force and effect. The receipt by Landlord of Rent, with knowledge of the breach of any covenant hereof, shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in writing and signed by Landlord. Even though Landlord shall consent to an assignment hereof, no further assignment shall be made without express consent in writing by Landlord. The delivery of keys to the Premises to any officer or employee of Landlord or to Landlord’s agent shall not operate as a termination of this Lease or as a surrender of the Premises.

26. Notices. Communications relating to this Lease shall be in writing and shall be delivered personally, sent by United States mail, first class postage prepaid, by telecopy, or by private messenger or courier service, to the parties or their assignees at the addresses as set forth in Section 1. A party may change these addresses by written notice to the other delivered in accordance with this Section. If a communication is mailed under this provision, it shall be deemed received on the earlier of: (i) five (5) business days after it is mailed; or (ii) the date it is actually received. A communication by any other method permitted under this Section 26 shall be effective when actually received.

27. Successors and Assigns. This Lease and every provision hereof shall bind, apply to and run in favor of Landlord, its successors and assigns, and of Tenant and the successors and assigns of Tenant. The term “Landlord” as used herein shall mean only the owner or owners at the time in question of the interest in the Premises which Landlord currently holds and in the event of any transfer of such interest, Landlord herein named (and in case of any subsequent transfers the then transferor) shall be relieved from and after the date of such transfer of all liability with respect to Landlord’s obligations thereafter to be performed. The obligations contained in this Lease to be performed by Landlord shall be binding on Landlord’s successors and assigns only during their respective periods of ownership.

28. Estoppel Certificate.

(a) Tenant shall at any time upon not less than ten (10) days’ prior written notice from Landlord execute, acknowledge and deliver to Landlord a statement in writing: (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which Rent and other charges are paid in advance, if any; and (ii) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed. Any such statement may be relied upon by any prospective purchaser or encumbrancer of the Premises.

(b) At Landlord’s option, Tenant’s failure to deliver such statement within such time shall be considered a material breach of this Lease or shall be conclusive upon Tenant: (i) that this Lease is in full force and effect, without any modification except as may be represented by Landlord; (ii) that there are no uncured defaults in Landlord’s performance; and (iii) that not more than one month’s Rent has been paid in advance.

29. Encumbrances by Landlord; Subordination. Landlord shall have the unrestricted right to encumber its interest in the Premises. Tenant agrees that this Lease, at Landlord’s option, shall be subordinated to any mortgage or deed of trust, whether presently encumbering the Premises, or which may hereafter be placed on the Premises, and to any advances to be made thereunder, any interest thereon and all renewals, replacements and extensions thereof. Tenant shall execute and deliver, without cost to Tenant, whatever instruments may be required to reflect such subordination, including an agreement to attorn to any mortgagee or beneficiary under any mortgage or deed of trust or any purchaser at a foreclosure sale or any transferee by deed in lieu of foreclosure. If Tenant fails to execute and deliver any such documents or instruments, Tenant irrevocably constitutes and appoints Landlord as Tenant’s special attorney-in-fact to execute and deliver any such documents or instruments.

30. Joinder. Upon written request from Landlord, Tenant shall promptly join in all applications for permits, licenses or other authorizations required by any governmental agencies or other body claiming jurisdiction in connection with any work which Landlord may desire to undertake.

31. Miscellaneous. This Lease is governed by the laws of California and any question arising hereunder shall be construed or determined according to such law. Headings at the beginning of each numbered Section of this Lease are solely for the convenience of the parties and are not a part of this Lease. Time is of the essence of this Lease. If any provision of this Lease is or is held to be invalid or unenforceable, then to the extent possible all of the remaining provisions of this Lease shall remain in full force and effect and shall be fully binding upon the parties hereto. Any modification to this Lease must be in writing and must be consented to by Master Landlord. This Lease is the entire agreement of the parties and supersedes all prior agreements, negotiations or understandings between the parties with respect to the subject matter of this Lease.

32. Construction of Tenant Improvements.

32.1 General Construction Standard. All improvements made to the Premises shall be built in accordance with applicable laws, including building codes. The tenant improvements shall be constructed to Landlord’s satisfaction in good and workmanlike manner, in accordance with requirements of all departments, boards, bureaus, officials and authorities having jurisdiction thereof. All necessary permits for such construction shall be obtained by Tenant at Tenant’s sole expense. Landlord shall use its best efforts to assist Tenant in obtaining necessary permits for construction, including the approval of Master Landlord.

32.2 Construction Approvals. Tenant shall submit working drawings and specifications for any tenant improvements to Landlord for Landlord’s written approval prior to the start of any construction. Such approval shall not be unreasonably withheld. Such approval, if given, shall not constitute an assumption by Landlord of any liability for the design, engineering or structural integrity of the tenant improvements proposed to be erected by Tenant. Any disapproval by Landlord shall specify in detail the reason for such disapproval. Any plans and specifications for major work or structural changes, including flooring, shall be prepared by a duly qualified architect licensed in the State of California.

33. Tower Park Name. Tenant shall have the right to use the name “Tower Park Marina” during the term of this Lease

34. Renewal Option. Provided Tenant is not in default under this Lease, Tenant shall have three options to renew this Lease for a term of five (5) years each, under the same terms and conditions. The option to extend shall be deemed exercised unless Tenant notifies Landlord in writing of its intent not to exercise the option at least thirty (30) days prior to the end of the then current term of the Lease.

35. Future Improvements. Tenant shall have the right to build on the Premises, at its cost, a dry storage building, a boat repair area, a staging area for boats on both land and water, and a delivery system to move the boats from land to water.

36. Playground Use. Tenant’s guests and slipholders shall be permitted to use Landlord’s pools and playground areas in common with Landlord’s customers. Tenant’s guests and slipholders are required to follow Landlord’s rules and regulations when on the Property.

37. Tenant’s Exclusive Right to Conduct Marina Operations. Landlord shall not conduct, nor shall Landlord permit its tenants, licensees, assignees or any other party to conduct wet or dry boat storage operations on the Property, including boat launching, without Tenant’s prior written consent, which may be granted in Tenant’s sole discretion. For purposes of this Section, the term “wet or dry boat storage operations” shall not include uncovered dry storage of boats on trailers.

38. Utilities Expense. Tenant and Landlord acknowledge that some utilities available to the Premises are shared with Landlord and other tenants at the Property and are not separately metered. In such cases, Tenant shall reimburse Landlord for its share of costs based on Tenant’s actual usage, as reasonably determined by Landlord. Tenant may, at Tenant’s cost install meters to more accurately determine Tenant’s usage of utilities. Tenant shall pay Landlord a monthly fee for refuse collection and disposal based on Tenant’s actual utilization of bins., i.e, actual number of dumps, not the proportionate number of bins available to the Premises.

39. Tenant’s Capital Expenditures. Tenant and Landlord acknowledge that the overall appearance and upkeep of the Property is critical to the success of Landlord’s and Tenant’s operations. Accordingly, Tenant agrees to expend a minimum of $50,000 during each year of the Lease for capital expenditures and/or major repair/maintenance projects benefiting the Premises and the operations thereon.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date below their signature below, to be effective as of the date set forth at the beginning of this Lease.

“LANDLORD”

KAMPGROUNDS OF AMERICA, INC.,
a Montana Corporation

By:
Name:
Title:

Date:

“TENANT”

TOWER PARK MARINA INVESTORS, L.P.,
a California limited partnership

By:	Westrec Investors, Inc.,
a California corporation, its general partner

Jeffrey K. Ellis, Vice President
Date:

PREMISES

Exhibit A